Exhibit 10.1

August 9, 2023

PERSONAL AND CONFIDENTIAL

Ajim Tamboli, CFA

Re: Separation Agreement

Dear Ajim:

This letter will confirm your resignation from Monte Rosa Therapeutics, Inc. (the “Company”) effective August 8, 2023 (the “Separation Date”). This letter also sets forth the terms of a separation agreement between you and the Company (the “Agreement”) that would provide you with severance pay and other benefits if you enter into, do not revoke, and comply with the Agreement.

In the interest of clarity, the following terms and conditions shall apply regardless of whether you elect to accept or reject the Agreement further below:

•
the Company will pay you any Accrued Obligations, as that term is defined in Section 4(c) of the Employment Agreement between you and the Company (the “Employment Agreement”);
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the Company will provide you with the right to continue group health plan coverage after the termination of your employment under the law known as “COBRA,” which will be described in a separate written notice. Following the Separation Date, you will be eligible to continue coverage pursuant to COBRA at your own expense;
•
your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after the Separation Date in accordance with the applicable benefit plan or program terms and practices;
•
The equity awards held by you shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s)

governing the terms of such equity awards (collectively, the “Equity Documents”). As of the Separation Date, you have options to purchase 743,328 shares of the Company’s common stock, of which 375,476 are vested and 367,852 are unvested, which such unvested options terminated as of the Separation Date in accordance with the Equity Documents.

•
Your obligations under the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement, and any other confidentiality, assignment of inventions, and restrictive covenants agreement that you entered into with the Company or any other policies and agreements with continuing obligations (collectively, the “Continuing Obligations”) will survive in accordance with their terms.

In addition to the above described non-contingent terms, if you enter into and comply with the below Agreement, you will be entitled to the severance pay and other benefits described in Section 2. The remainder of this letter sets forth the Agreement.

With those understandings, you and the Company agree as follows:

1.
Separation Date and Resignation from Other Positions.

Your employment with the Company will end on the Separation Date. Pursuant to Section 4(d) of the Employment Agreement, you will be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates effective on the Separation Date. You agree to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

2.
Severance Pay and Benefits

If you enter into, do not revoke, and comply with this Agreement, then the Company will provide you with the below payments and benefits.

(a)
The Company will pay you an amount equal to twelve (12) months of your annual base salary in effect as of the Separation Date (the “Severance Pay”), which shall be payable in installments in accordance with the Company’s regular payroll practices starting on the first practicable payroll date following the Effective Date (as defined below); provided that any payments pursuant to the Restrictive Covenants Agreement (defined below), the Severance Pay received in any calendar year will be reduced by the amount you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement. Severance Pay shall be subject to tax-related deductions and withholdings.

(b)
Subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly COBRA premium to continue coverage under the Company’s group healthcare plan until the earlier of (i) twelve (12) months from the Effective Date, (B) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of your health continuation rights under COBRA; provided, however, that if the

Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments to you shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(c)
Notwithstanding anything to the contrary in any of the Equity Documents, the portion of all time-based stock options and other stock-based awards subject solely to time-based vesting held by you as of the Separation Date (the “Time-Based Equity Awards”) scheduled to vest in the 12 month period following the Separation Date shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (A) the Separation Date or (B) the effective date of this Agreement (the “Accelerated Vesting Date”); provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of your Time-Based Equity Awards that are subject to acceleration pursuant to this subsection that would otherwise be forfeited on the Separation Date will be delayed until the earlier of (A) the Effective Date of this Agreement (at which time acceleration will occur), or (B) the date that this Agreement can no longer become fully effective (at which time the unvested portion of your Time-Based Equity Awards subject to acceleration pursuant to this subsection will be forfeited).

Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Separation Date and the Accelerated Vesting Date. With

respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

2.
Return of Property

On the Separation Date, you agree to return to the Company all Company property, including, without limitation, computer equipment, laptops, monitors, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After you return all such property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

3.
Continuing Obligations and Confidential Information

You hereby acknowledge and reaffirm your Continuing Obligations to the Company. You further understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how;

designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company. This provision is meant to supplement your Continuing Obligations to the Company and in no way limits those obligations.

4.
Release of Claims

In consideration for, among other terms, the Severance Pay and other benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its parent, their affiliated and related entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature known and unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and termination of employment with the Company;
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of wrongful discharge or violation of public policy;
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of breach of contract;
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of defamation or other torts;
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of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, M.G.L. c.

151B, and The Massachusetts Civil Rights Act);

•
under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
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for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C, or otherwise; and

•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect or waive: (a) your rights under this Agreement; (b) your rights to vested benefits under any applicable retirement and/or pension and/or deferred compensation agreements or plans; (c) your rights under applicable equity agreements or plans; and (d) your rights to defense, indemnification and/or contribution from the Company for actions taken by you in the course and scope of your employment with the Company and its parents, subsidiaries and/or affiliates.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party. You acknowledge that as of the Company’s most recent payroll payment of salary or wages to you, you were fully paid for all salary and wages then due to you, and that, except as set forth in this Agreement, you are not eligible for any further compensation from the Company.

This Agreement is intended to be effective as a general release of and bar to all Claims, including unknown Claims.

5.
Mutual Non-Disparagement

You agree not to make any disparaging, critical or detrimental statements (whether written, oral,

through social or electronic media or otherwise) concerning the Company, the Releasees or any of its or their products or services provided or to be provided. The Company agrees to instruct its officers and directors not to make any disparaging, critical or detrimental statements (whether written, oral, through social or electronic media or otherwise) about you.

6.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement or any other agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation a state division of human rights or local commission on human rights, (a “Government Agency”). ln addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency or speak with an attorney retained by you, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action). In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or any other agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.
Other Provisions
(a)
Termination of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(b)
Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(c)
Non-Admission. You understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you. The payment of the Severance Pay and other benefits pursuant to this Agreement will not be deemed an admission of liability or wrongdoing by the Company

(d)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)
Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)
Governing Law: Interpretation. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim of a violation of this Agreement. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.
(g)
Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations, and any other obligations specifically preserved in this Agreement.

(h)
Time for Consideration: Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the Company at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the

Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this

Agreement by written notice to the Company, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(i)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

Monte Rosa Therapeutics, Inc.

By:	/s/ Markus Warmuth	August 9, 2023
Date

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Ajim Tamboli	August 9, 2023
Ajim Tamboli, CFA	Date